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                                                                    EXHIBIT 12.1

                           SPECIALTY PAPERBOARD, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                           YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                            -----------------------------------------------------  --------------------
                                              1991       1992       1993       1994       1995       1995       1996
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
Historical:
Income (loss) before income taxes.........     (4,207)     1,434      6,634      7,996      7,529      5,091      7,994
Interest expense..........................      8,231      7,752      3,137      1,356        892        811        310
Rental expense............................     --         --         --            681      1,022        843      1,070
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings................................      4,024      9,186      9,771     10,033      9,443      6,745      9,374
Rental expense............................     --         --         --            681      1,022        843      1,070
Interest expense..........................      8,231      7,752      3,137      1,356        892        811        310
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Fixed charges...........................      8,231      7,752      3,137      2,037      1,914      1,654      1,380
Ratio of earnings to fixed charges........       0.49       1.18       3.11       4.93       4.93       4.08       6.79
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
                                                                                       PRO FORMA
                                                                                      NINE MONTHS         PRO FORMA
                                                                     PRO FORMA           ENDED          LATEST TWELVE
                                                                    YEAR ENDED       SEPTEMBER 30,      MONTHS ENDED
                                                                   DECEMBER 31,   --------------------  SEPTEMBER 30,
                                                                       1995         1995       1996         1996
                                                                   -------------  ---------  ---------  -------------
Income before income taxes.......................................       12,076        8,790     12,283       15,569
Interest expense.................................................        9,825        7,370      7,370        9,825
Rental expense...................................................        1,022          843      1,070        1,249
                                                                        ------    ---------  ---------       ------
  Earnings.......................................................       22,923       17,003     20,723       26,643
Rental expense...................................................        1,022          843      1,070        1,249
Interest expense.................................................        9,825        7,370      7,370        9,825
                                                                        ------    ---------  ---------       ------
  Fixed charges..................................................       10,847        8,213      8,440       11,074
Ratio of earnings to fixed charges...............................         2.11         2.07       2.46         2.41
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